Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House

www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
June 21, 2013	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS DECREASES IN FOURTH QUARTER AND FISCAL YEAR 2013 DILUTED NET EARNINGS PER SHARE
AND INCREASES ITS QUARTERLY DIVIDEND 10 PERCENT

ORLANDO, FL, June 21 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the fourth quarter and fiscal year ended May 26, 2013.

Headlines for the quarter and fiscal year include the following:

•
Fourth quarter diluted net earnings per share from continuing operations were $1.01, a 12% decrease from $1.15 per diluted share in the fourth quarter of last year. Net earnings from continuing operations in this year's fourth quarter were $133.3 million, which compares to net earnings from continuing operations of $151.6 million in the fourth quarter last year. This year's fourth quarter results include costs and purchase accounting adjustments associated with the Company's August 29, 2012 acquisition of Yard House USA, Inc. that reduced diluted net earnings per share for the quarter by one cent and net earnings by $1.9 million.

•
Fourth quarter total sales from continuing operations were $2.30 billion, an 11.3% increase from the $2.07 billion generated in the fourth quarter of last year. The increase reflects blended same-restaurant sales growth of 2.2% for Olive Garden, Red Lobster and LongHorn Steakhouse, same restaurant-sales growth of 2.3% for the Company's Specialty Restaurant Group, the addition of 44 Yard House restaurants (including the 40 restaurants that were acquired and four that were opened following acquisition) and the operation of another 100 net new restaurants compared to the fourth quarter last year. In the fourth quarter, U.S. same-restaurant sales increased 3.5% at LongHorn Steakhouse, 3.2% at Red Lobster and 1.1% at Olive Garden.

•
The Company reported that the effective tax rate for the fourth quarter was lower than its previously communicated expectation. The Company marked to market the fair value of certain securities-based employee benefit plans, which increased selling, general and administrative expenses as a percentage of sales for the fourth quarter this year by 20 basis points compared to the fourth quarter last year. Because these plans are hedged economically on an after-tax basis, the Company's effective tax rate for this year's fourth quarter was favorably affected by over 300 basis points. The Company also reported that the higher expenses and lower effective tax offset one another on a diluted net earnings per share from continuing operations basis.

•
For fiscal year 2013, diluted net earnings per share from continuing operations were $3.14, a 12% decrease from last year's $3.58. Net earnings from continuing operations in fiscal 2013 were $412.6 million, which compares to net earnings from continuing operations of $476.5 million last year. For the fiscal year, costs and purchase accounting adjustments associated with the Yard House acquisition reduced diluted net earnings per share from continuing operations by nine cents and net earnings by $12.3 million.

•
For fiscal year 2013, total sales from continuing operations were $8.55 billion, a 6.9% increase from the $8.0 billion generated last year. The increase reflects same-restaurant sales growth of 2.1% for the Company's Specialty Restaurant Group and 7.9% of growth in sales for the year due to new restaurants, including the acquisition of 40 Yard House restaurants, offset partially by a combined same-restaurant sales decline of 1.3% for Olive Garden, Red Lobster and LongHorn Steakhouse.

•	Darden's Board of Directors declared a quarterly dividend of 55 cents per share, a 10% increase from the Company's previous quarterly dividend.

“Growing same-restaurant traffic is our top priority,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “So, with same-restaurant traffic growth this quarter that was well above industry average, we had an encouraging end to a difficult year. In the last quarter of fiscal 2012 and first two quarters of this fiscal year, our three large brands trailed the industry on a combined basis on this important measure of relevance. In response, we moved with added urgency on three fronts. We began more directly matching competitive promotional intensity around affordability. We began more aggressively addressing affordability on our core menus. And most importantly, we have increased our investment in refining the guest experiences we offer to make sure those experiences are even more responsive to what guests want beyond affordability.”

“Looking ahead, we expect a macroeconomic environment that is similar in fiscal 2014 to what it was in fiscal 2013, with slow and uneven recovery in both the overall economy and our industry,” continued Otis. “That means many guests will continue to need and expect us to emphasize affordability. At the same time, the generational, multicultural and other dynamics that are changing tastes and preferences in a host of areas, including what consumers want from restaurants, will continue. So, in addition to our work to ensure appropriate affordability, we will remain focused on reshaping the guest experiences we provide. With the steps we have already taken, the momentum we are seeing, our plans for building on that momentum and the best teams in the industry, we are confident we can sustain same-restaurant traffic growth. That growth, coupled with solid new restaurant growth driven largely by continued new restaurant expansion within our LongHorn Steakhouse and Specialty Restaurant Group brands, will enable us to consistently deliver once again the competitively superior shareholder returns we have long been known for.”

Operating Highlights

OLIVE GARDEN'S fourth quarter sales of $952 million were 5.3% higher than the prior year, driven by revenue from 36 net new restaurants and a U.S. same-restaurant sales increase of 1.1%. For the quarter, on a percentage of sales basis, food and beverage expenses, restaurant labor expenses and restaurant expenses were higher compared to the fourth quarter of last year, while selling, general and administrative expenses and depreciation expenses were unchanged. The net result is that operating profit and operating profit as a percentage of sales were below last year. For the full fiscal year, total sales were $3.68 billion, a 2.9% increase from last year, average annual sales per restaurant were $4.6 million and U.S. same-restaurant sales declined 1.5%.

RED LOBSTER'S fourth quarter sales of $703 million were 3.3% higher than the prior year, which reflected a U.S. same-restaurant sales increase of 3.2% and revenue from one net new restaurant. For the quarter, on a percentage of sales basis, food and beverage expenses, restaurant labor expenses and restaurant expenses were higher compared to the fourth quarter of last year, while selling, general and administrative expenses and depreciation expenses were essentially unchanged. The net result is that operating profit and operating profit as a percentage of sales were below last year. For the full fiscal year, total sales were $2.62 billion, a 1.7% decrease compared to last year, average annual sales per restaurant were $3.7 million and U.S. same-restaurant sales decreased 2.2%.

LONGHORN STEAKHOUSE'S fourth quarter sales of $339 million were 14.0% higher than the prior year, driven by revenue from 44 net new restaurants and a U.S. same-restaurant sales increase of 3.5%. For the quarter, on a percentage of sales basis, restaurant expenses and selling, general and administrative expenses were lower compared to the fourth quarter of last year, restaurant labor expenses were higher and food and beverage expenses and depreciation expenses were unchanged. The net result was an increase for the quarter in operating profit and operating profit as a percentage of sales. For the full fiscal year, total sales were $1.23 billion, a 10.3% increase from last year, average annual sales per restaurant were $3.0 million and U.S. same-restaurant sales increased 1.2%.

THE SPECIALTY RESTAURANT GROUP'S fourth quarter sales of $295 million were 64.7% higher than the prior year, driven by same-restaurant sales increases of 4.5% at The Capital Grille, 4.3% at Eddie V's and 1.0% at Seasons 52, offset partially by a decline of -1.7% at Bahama Breeze. Sales growth also reflected revenue from three new restaurants at The Capital Grille, three new restaurants at Bahama Breeze, eight new restaurants at Seasons 52, one new restaurant at Eddie V's, the acquisition of 40 Yard House restaurants and the opening of four Yard House restaurants following the acquisition. For the full fiscal year, total sales for the Group were $986 million, a 58.3% increase from last year. At The Capital Grille, average annual sales per restaurant were $7.0 million and same-restaurant sales increased 3.3% for the fiscal year. At Bahama Breeze, average annual sales per restaurant were $5.5 million and same-restaurant sales increased 0.2% for the fiscal year. At Seasons 52, average annual sales per restaurant were $6.2 million and same-restaurant sales increased 1.2% for the fiscal year. And, at Eddie V's, average annual sales per restaurant were $5.8 million and same-restaurant sales increased 0.7% for the fiscal year.

Fiscal March, April and May 2013 U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of March, April and May as follows:

Olive Garden	March	April	May
Same-Restaurant Sales	-0.2%	1.3%	2.4%
Same-Restaurant Traffic	1.4%	2.5%	3.4%
Pricing	1.2%	1.2%	1.2%
Menu-mix	-2.8%	-2.4%	-2.2%

Red Lobster	March	April	May
Same-Restaurant Sales	7.1%	1.3%	-0.9%
Same-Restaurant Traffic	5.9%	4.7%	1.4%
Pricing	1.1%	1.2%	1.2%
Menu-mix	0.1%	-4.6%	-3.5%

LongHorn Steakhouse	March	April	May
Same-Restaurant Sales	5.7%	1.4%	2.0%
Same-Restaurant Traffic	6.3%	2.7%	1.5%
Pricing	1.6%	1.4%	1.4%
Menu-mix	-2.2%	-2.7%	-0.9%

Other Actions

Darden's Board of Directors declared a quarterly cash dividend of 55 cents per share on the Company's outstanding common stock. The dividend is payable on August 1, 2013 to shareholders of record at the close of business on July 10, 2013. Previously, the Company paid a quarterly dividend of 50 cents per share. Based on the 55 cents per share quarterly dividend declaration, the Company's indicated annual dividend is $2.20 per share, an increase of 10%.

Darden's Annual Meeting of Shareholders will be held on September 18, 2013 at The Peabody Orlando hotel in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 22, 2013.

Fiscal 2014 Financial Outlook

“Based on our view that macroeconomic and industry conditions will be similar in fiscal 2014 to what they were in fiscal 2013, we expect blended same-restaurant sales growth for the year for our three large casual dining brands, Olive Garden, Red Lobster and LongHorn Steakhouse to be between flat and up 2%, driven by same-restaurant traffic growth that is between flat and up 1%,” said Brad Richmond, Darden's Chief Financial Officer. “In addition, we will have more operating week growth this year as a result of last year's openings, and average sales for those weeks will be higher since our higher volume brands were a big part of last year's openings. We also plan to open approximately 80 net new restaurants, which is roughly 25 fewer net new restaurants than we added in fiscal 2013, excluding purchase of the initial 40 Yard House restaurants. The lower unit opening plan is largely because of a meaningful reduction in the number of openings at Olive Garden in fiscal 2014. Overall, we expect total sales growth for fiscal 2014 to be between 6% and 8% including an additional quarter of sales this year from Yard House and between 5% and 7% excluding those sales.”

“Earnings per share results in fiscal 2014 will be affected by three significant items,” continued Richmond. “Since last year's sales and earnings results were well below our goals, incentive payouts for the year - 75% of which typically go to restaurant managers and multi-restaurant operations leaders - were well below normal. Accruing annual incentives at a normal level in fiscal 2014 following the well below normal payout in fiscal 2013 will adversely affect year-over-year earnings comparisons by approximately 35 cents per diluted share. Year-over-year earnings comparisons will also be adversely affected approximately six cents per diluted share by the projected costs associated with the next phase of implementation of the Affordable Care Act. And finally, these incremental incentive and health care expenses will be offset by approximately eight cents of lower year-over-year costs and purchase accounting adjustments related to the Yard House acquisition. Taking the net negative 33 cents associated with these factors into account, we expect diluted net earnings per share for fiscal 2014 to be below fiscal 2013 by 3% to 5%. Excluding the effect of these items would result in diluted net earnings per share growth of 4% to 6%. Except for food cost inflation that is 50 basis points higher, these earnings expectations for fiscal 2014 are consistent with the preliminary outlook we shared at our investor and analyst conference in February. And, as we indicated at that time, they reflect the strategic and tactical choices we believe are necessary to regain and sustain same-restaurant traffic growth.”

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,100 restaurants that generate over $8.5 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 200,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2013, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the third year in a row and is the only full-service restaurant company to ever appear on the list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our newer brands like Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property,  a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

05/26/13		05/27/12
678	Red Lobster USA	677
27	Red Lobster Canada	27
705	Total Red Lobster	704
822	Olive Garden USA	786
6	Olive Garden Canada	6
828	Total Olive Garden	792
430	LongHorn Steakhouse	386
49	The Capital Grille	46
33	Bahama Breeze	30
31	Seasons 52	23
12	Eddie V's	11
44	Yard House	—
6	Other	2
2,138	Total Restaurants	1,994

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	5/26/2013	5/27/2012	5/26/2013	5/27/2012
Sales	$2,299.0	$2,065.6	$8,551.9	$7,998.7
Costs and expenses:
Cost of sales:
Food and beverage	707.1	632.1	2,628.6	2,460.6
Restaurant labor	726.5	637.4	2,698.0	2,502.0
Restaurant expenses	356.6	299.3	1,334.4	1,200.6
Total cost of sales (1)	$1,790.2	$1,568.8	$6,661.0	$6,163.2
Selling, general and administrative	213.8	178.7	847.8	746.8
Depreciation and amortization	102.0	90.3	394.8	349.1
Interest, net	33.2	27.1	125.9	101.6
Total costs and expenses	$2,139.2	$1,864.9	$8,029.5	$7,360.7
Earnings before income taxes	159.8	200.7	522.4	638.0
Income taxes	26.5	49.1	109.8	161.5
Earnings from continuing operations	$133.3	$151.6	$412.6	$476.5
Losses from discontinued operations, net of tax benefit of $0.1, $0.3, $0.4 and $0.7, respectively	(0.1)	(0.4)	(0.7)	(1.0)
Net earnings	$133.2	$151.2	$411.9	$475.5
Basic net earnings per share:
Earnings from continuing operations	$1.03	$1.18	$3.20	$3.66
Losses from discontinued operations	—	—	(0.01)	(0.01)
Net earnings	$1.03	$1.18	$3.19	$3.65
Diluted net earnings per share:
Earnings from continuing operations	$1.01	$1.15	$3.14	$3.58
Losses from discontinued operations	—	—	(0.01)	(0.01)
Net earnings	$1.01	$1.15	$3.13	$3.57
Average number of common shares outstanding:
Basic	129.8	128.5	129.0	130.1
Diluted	132.2	131.6	131.6	133.2

(1) Excludes restaurant depreciation and amortization as follows:	$96.5	$84.7	$373.7	$326.9

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	5/26/2013	5/27/2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88.2	$70.5
Receivables, net	85.4	71.4
Inventories	356.9	404.1
Prepaid income taxes	6.4	12.2
Prepaid expenses and other current assets	83.4	74.9
Deferred income taxes	144.6	124.5
Total current assets	$764.9	$757.6
Land, buildings and equipment, net	4,391.1	3,951.3
Goodwill	908.3	538.6
Trademarks	573.8	464.9
Other assets	298.8	231.8
Total assets	$6,936.9	$5,944.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$296.5	$260.7
Short-term debt	164.5	262.7
Accrued payroll	150.5	154.3
Accrued income taxes	16.5	—
Other accrued taxes	67.6	60.4
Unearned revenues	270.5	231.7
Current portion of long-term debt	—	349.9
Other current liabilities	450.3	454.4
Total current liabilities	$1,416.4	$1,774.1
Long-term debt, less current portion	2,496.2	1,453.7
Deferred income taxes	356.4	312.9
Deferred rent	230.5	204.4
Obligations under capital leases, net of current installments	52.5	54.4
Other liabilities	325.4	302.7
Total liabilities	$4,877.4	$4,102.2
Stockholders’ equity:
Common stock and surplus	$1,207.6	$2,518.8
Retained earnings	998.9	3,172.8
Treasury stock	(8.1)	(3,695.8)
Accumulated other comprehensive income (loss)	(132.8)	(146.6)
Unearned compensation	(6.1)	(7.2)
Total stockholders’ equity	$2,059.5	$1,842.0
Total liabilities and stockholders’ equity	$6,936.9	$5,944.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	5/26/2013	5/27/2012
Cash flows—operating activities
Net earnings	$411.9	$475.5
Losses from discontinued operations, net of tax benefit	0.7	1.0
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	394.8	349.1
Stock-based compensation expense	49.3	56.1
Change in current assets and liabilities and other, net	92.8	(119.5)
Net cash provided by operating activities of continuing operations	$949.5	$762.2
Cash flows—investing activities
Purchases of land, buildings and equipment	(685.6)	(639.7)
Proceeds from disposal of land, buildings and equipment	0.4	3.3
Cash used in business acquisitions, net of cash acquired	(577.4)	(58.5)
Increase in other assets	(27.8)	(26.7)
Net cash used in investing activities of continuing operations	$(1,290.4)	$(721.6)
Cash flows—financing activities
Proceeds from issuance of common stock	64.4	70.2
Income tax benefits credited to equity	13.6	17.9
Dividends paid	(258.2)	(223.9)
Purchases of treasury stock	(52.4)	(375.1)
ESOP note receivable repayment	1.1	2.1
Proceeds from issuance of short-term debt, net	(98.1)	77.2
Repayment of long-term debt	(355.9)	(2.1)
Proceeds from issuance of long-term debt	1,050.0	400.0
Payment of debt issuance costs	(7.4)	(5.1)
Principal payments on capital leases	(1.7)	(1.6)
Net cash provided by (used in) financing activities of continuing operations	$355.4	$(40.4)
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.2)	(0.5)
Net cash provided by investing activities of discontinued operations	3.4	0.3
Net cash provided by (used in) discontinued operations	$3.2	$(0.2)

Increase in cash and cash equivalents	17.7	—
Cash and cash equivalents - beginning of period	70.5	70.5
Cash and cash equivalents - end of period	$88.2	$70.5